LookSmart, Ltd. Provides Corporate Governance Update

--Terminates Preferred Shares Rights Agreement--

--Appoints Mark Sanders, Lead Director of LookSmart to Chair of the Board-

SAN FRANCISCO, California, July 9, 2008 - LookSmart, Ltd. (NASDAQ: LOOK) today announced that the Company has terminated LookSmart's Preferred Shares Rights Agreement, which was entered into by LookSmart on November 15, 2007 (the "Rights Agreement"), effective July 8, 2008. The Company submitted the Rights Agreement for ratification by the Company's stockholders at the Company's Annual Meeting on June 16, 2008, at which the Company's stockholders did not ratify the Rights Agreement. After the Annual Meeting, the Company's Board of Directors determined that the Rights Agreement was no longer in the best interest of LookSmart's stockholders.

The Company also announced the appointment of Mark L. Sanders, the Company's Lead Director, as Chair of the Board, effective July 7, 2008. Mr. Sanders has served on LookSmart's Board since January 2003. Mr. Sanders replaces Edward F. West, the Company's Chief Executive Officer and President, as the Chair of the Board consistent with good corporate governance practices. Mr. West continues to serve as LookSmart's Chief Executive Officer and President and as a member of LookSmart's Board of Directors.

About LookSmart

LookSmart is an online advertising and technology solutions company that provides performance solutions for online advertisers and publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and contextual search advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

NOTE: "LookSmart" is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE: LookSmart, Ltd.

LookSmart, Ltd.

Ted West, Chief Executive Officer and President

415-348-7500

twest@looksmart.net

or

Brian Gibson, Acting Chief Financial Officer

415-348-7207

bgibson@looksmart.net

or

ICR, Inc.

Laura Foster, 310-954-1100

laura.foster@icrinc.com